Exhibit 4.30
[Note: Translation from the original agreement written in Chinese]
Execution Copy
Fourth Amended and Restated Business Operation Agreement
This Fourth Amended and Restated Business Operation Agreement (hereinafter the “Agreement”) is entered into on the day of June 11, 2010 (hereinafter the “Effective Date”) among the following parties:
eLong Net Information Technology (Beijing) Co., Ltd. (hereinafter “Party A”)
Address: 10 Jiuxianqiao Street, Chaoyang District Beijing
Legal Representative: Yue Tang (Justin Tang)
Beijing eLong Information Technology Co. Ltd (hereinafter “Party B”)
Address: 2nd Floor, Xingke Plaza-C, 10 Jiuxianqiao Street, Chaoyang District Beijing
Legal Representative: Yue Tang (Justin Tang)
Guangfu Cui (hereinafter “Party C”)
Address: No.1, XiangHongqi Street, Haidian District, Beijing
ID No.: 110108196902010857
Jack Wang (hereinafter “Party D”)
Address: 19th Floor, Liufangbeili Street, Chaoyang District, Beijing
ID No.: 11010519730528111X
WHEREAS:
(1)	Party A is a wholly foreign-owned enterprise with valid existence registered in the People’s Republic of China (hereinafter the “PRC”);
(2)	Party B is a limited company registered under the law of PRC and engages in Internet service business;
(3)	Party A and Party B established the business relationship by entering into the Technology Consultancy and Services Agreement dated February 1, 2001 in Beijing, amended the agreement on August 22, 2003 and amended and restated the agreement on July 20, 2004; (hereinafter the “Services Agreement”)
(4)	Pursuant to the Services Agreement between Party A and Party B, Party B shall pay a certain amount of services fee to Party A. However, Party B’s business operation will substantially affect Party A’s payment capability;
(5)	Party C is a shareholder of Party B who owns 87.5% equity interest in Party B;
(6)	Party A, Party B, Party C, Party D and Yue Justin Tang, who formerly held 75% equity interest of Party B signed The Third Amended and Restated Business Operation Agreement on April 21, 2008 to clearly define the matters related to business of Party B.
(7)	In accordance with the Share and Debt Transfer Agreement signed between Party C, Part D,Yue Justin Tang and eLong, Inc., Party C is ready to be assigned the 75% equity interest of Party B from Yue Justin Tang, and all rights and obligations relating to the transfer of the equity interest of Yue Justin Tang in Party B.
(8)	To reflect Party C’s succession of Amended and Restated Business Operation Agreement signed between Party A, Party B, Party C, Party D and Yue Justin Tang on April 21, 2008, Party A, Party B, Party C, and Party D hereby make a fourth amendment and restatement to the Business Operation Agreement as described in this agreement.

NOW THEREFORE, Party A, Party B, Party C, Party D through mutual negotiations hereby agree as follows:
1.	In order to ensure Party B’s normal operation, Party A agrees, subject to Party B’s satisfaction of the relevant provisions herein, to act as the guarantor for Party B in the contracts, agreements or transactions in association with Party B’s operation between Party B and any other third party and to provide full guarantee for Party B in performing such contracts, agreements or transactions. Party B agrees to mortgage the receivables of its operation and the company’s whole asset to Party A as a counter guarantee. Pursuant to the above guarantee arrangement, Party A, as the guarantor for Party B, shall respectively enter into written guarantee contracts with Party B’s counter parties to assume the guarantee liability.
2.	In consideration of the requirement of Article 1 herein and to ensure the performance of the various operation agreements between Party A and Party B and to ensure the payment of the various payables by Party B to Party A, Party B together with its shareholders Party C and Party D hereby jointly agree that Party B shall not conduct any transaction which may materially affect its assets, obligations, rights or the company’s operation unless the obtainment of a prior written consent from Party A, including without limitations to the following contents:
2.1	To borrow money from any third party or assume any debt (including contingent liability) from any third party;
2.2	To sell to any third party or acquire from any third party any assets or rights, including without limitations to any intellectual property rights;
2.3	To provide any security interest, financial burden or priority right for any third party with part or entire of its assets or intellectual property rights; and
2.4	To assign to any third party the agreements entered into with respect to part or entire of its business or any of its business.
3. Appointment of Company Employees
3.1	In order to ensure the performance of the various operation agreements between Party A and Party B and to ensure the payment of the various payables by Party B to Party A, Party B together with its shareholders Party C and Party D hereby jointly agree to accept the provision of the corporate policies and guidance by Party A at any time in respect of appointment and dismissal of the company’s employees, the company’s daily operations and the company’s financial management system.
3.2	Party B together with its shareholders Party C and Party D hereby jointly agrees that Party B, Party C and Party D shall only appoint the personnel recommended by Party A as the directors of Party B, and Party B shall engage Party A’s high ranking officers or any other candidate recommended by Party A as Party B’s general manager, chief financial officer, and other high ranking officers. If any of the above officers leaves or is fired by Party A, he or she will lose the qualification to undertake any positions in Party B and Party B, Party C and Party C shall appoint other high officers recommended by Party A to undertake such position.
4. Guarantees for Working Capital
The guarantee for the loan of working capital Party B together with its shareholders Party C and Party D hereby jointly agree and confirm that except the stipulation set forth in Article 1 herein, Party B shall seek a guarantee from Party A first if Party B needs any guarantee for its performance of any contract or loan of working capital in the course of operation. In this case, Party A shall have the right but not the obligation to provide appropriate guarantee to Party B on its own discretion. If Party A decides not to provide such guarantee, Party A shall issue a written notice to Party B immediately and Party B shall seek a guarantee from other third party.

5. Termination
5.1	In the event that any of the agreements between Party A and Party B terminates or expires, Party A shall have the right but not the obligation to terminate all agreements between Party A and Party B including without limitation to Services Agreement.
5.2	Party A has right to terminate the agreement by delivering 30 days’ written notice to Party B at any time. During the validity period of the agreement, except the regulations in the applicable law, Party B, Party C and Party D shall not have the right to terminate this agreement in advance.
6. Compensation for Damages
All the parties agree that any party violating any obligation of the agreement shall compensate any or all loss, responsibility, expense, claim or expenditure (including without limitation to legal expense and expenditure), to any other party (Hereinafter “Party Accepting Compensation”), and guarantee that the Party Accepting Compensation shall not receive any damage.
7. Settlement of Disputes
7.1	The agreement shall be under the jurisdiction of the law of PRC, and be interpreted in accordance with the law of PRC.
7.2	Any dispute, conflict or claim arising from the agreement or relating to the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of arbitration application. The arbitration award shall be final and binding upon both parties.
7.3	Arbitration place shall be in Beijing, PRC.
7.4	Arbitration language shall be Chinese.
7.5	The arbitral panel shall be composed of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not coincide in opinion of the person selected for the chief arbitrator within twenty days from the date of their respectively appoint an arbitrator, the director of Arbitration Commission shall have right to appoint the chief arbitrator.
7.6	All parties agreed that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with PRC Law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties further that any court having jurisdiction (including PRC Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.
7.7	All parties agreed to conduct arbitration in accordance with this regulation, and irrepealably waive the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.
8. Effectiveness of the Agreement
8.1	This Agreement shall be executed and become effective as of the date first set forth above. The Agreement shall remain effective during existence of Party A (including any extended period).
8.2	Any amendment and supplement of this Agreement shall be in a written form. The amendment and supplement after being duly executed by each Party shall be part of this Agreement and shall have the same legal effect as this Agreement.

8.3	This Agreement is executed by Chinese in quadruplicate and each party holds one copy, which shall have the same legal effect.
(No text hereunder)
IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by Parties to this Agreement or on their behalf by a duly authorized representative as of the Date first written above.
Party A: eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative:	/s/ [seal of eLongNet Information Technology (Beijing) Co., Ltd.]
Party B: Beijing eLong Information Technology Co. Ltd.

Signature of Authorized Representative:	/s/ [seal of Beijing eLong Information Technoiogy Co. Ltd.]
Party C: Guangfu Cui

Signature:	/s/ Guangfu Cui
Party D: Jack Wang

Signature:	/s/ Jack Wang